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                                                                   EXHIBIT 8.01

             [LETTERHEAD OF GARDNER CARTON & DOUGLAS APPEARS HERE]


                                December 27, 1996



Northern States Power Company
NSP Financing I
NSP Financing II
c/o Northern States Power Company
414 Nicollet Mall
Minneapolis, Minnesota 55401

         re:  Northern States Power Company;
              NSP Financing I;
              NSP Financing II;
              Registration Statement on Form S-3

Ladies and Gentlemen:

    We have acted as special United States tax counsel to (1) Northern States Power Company (the "Company"), a corporation organized under the laws of the State of Minnesota, and (2) NSP Financing I and NSP Financing II (each an
"NSP Trust" and, together, the "NSP Trusts"), statutory business trusts formed under the laws of the State of Delaware, in connection with the preparation of a Registration Statement on Form S-3, which was filed by the Company and the NSP Trusts with the Securities and Exchange Commission (the "Commission") on the date hereof under the Securities Act of 1933, as amended (the "Act") (such Registration Statement being hereinafter referred to as the "Registration Statement") relating to the registration under the Act of the preferred securities (the "Preferred Securities") of each of the NSP Trusts, and certain other securities.

    In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

    Based upon the foregoing, we are of the opinion that the descriptions set forth under the captions "Certain Federal Income Tax Consequences" and "United States Federal Income Taxation" in the Prospectus Supplements for the offering of the Preferred Securities included as part of the Registration Statement, insofar as they relate to matters of law or legal conclusions with respect to the federal law of the United States, are correct in all material respects and are a fair and accurate summary of the material United States federal income tax considerations concerning an investment by a U.S. Holder (as defined in the Prospectus Supplement) in the Preferred Securities as of the date hereof.




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    We hereby consent to the filing of this opinion with the Commission as part of Exhibit 8.01 to the Registration Statement. We also consent to the use of our name under the headings "Validity of Securities" in the base prospectus and "Legal Matters" in the Prospectus Supplements for the Preferred Securities included within the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.


                                       Very truly yours,

                                       GARDNER, CARTON & DOUGLAS


























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